Exhibit 99.1

Universal Display Contact:	PPG Contact:
Darice Liu	Brande Juart
investor@oled.com	Specialty Coatings and Materials
media@oled.com	juart@ppg.com
+1 609-964-5123	+1 724-325-5203

Universal Display Corporation and PPG to Expand Global Production of UniversalPHOLED Materials

Ewing, N.J. and Pittsburgh – February 25, 2021 - Universal Display Corporation (Nasdaq: OLED) and PPG (NYSE:PPG) today announced that UDC Ireland Limited and PPG will jointly establish a new manufacturing site in Shannon, Ireland, for the production of UDC’s highly efficient, high-performing UniversalPHOLED® materials. The new facility will be designed to double the production capacity and diversify the manufacturing base for UDC’s phosphorescent emitters to meet growing organic light emitting diode (OLED) market demand and evolving industry requirements.

PPG is the exclusive manufacturer of UDC’s UniversalPHOLED emitter materials, and the two companies recently celebrated their 20-year partnership.

UDC has leased the Ireland site with the right to purchase. Until recently, the site was operating as a full-service, active pharmaceutical intermediates manufacturing facility. It will be adapted to manufacture PHOLED emitters and will be operated by PPG. Facility improvements and regulatory approvals are expected to be completed in the next 12 months, and operations are scheduled to commence in early 2022.

“We are very pleased to continue to grow and broaden our strong 20-year relationship of producing high-performance OLED materials for Universal Display,” said Michael H. McGarry, PPG Chairman and Chief Executive Officer. “The addition of the Ireland facility helps support the tremendous demand and growth for energy-efficient displays and lighting devices and expands upon our established OLED production facilities, which are located in Monroeville, Pennsylvania, and Barberton, Ohio.”

“We are excited to expand the manufacturing footprint for our proprietary state-of-the-art phosphorescent OLED materials with PPG, our strong, long-term partner, as the next step in our globalization strategy,” said Steven V. Abramson, Universal Display Corporation President and Chief Executive Officer. “UDC’s mission centers on enabling our customers and the proliferation of OLEDs in the consumer electronics landscape. We are continuing to enlarge our global presence, while also bolstering our localized on-the-ground capabilities. Following the recent openings of our PHOLED Application Centers in Korea and Hong Kong, our goal is to establish additional local operations to support our customers. Together with PPG’s best-in-class manufacturing expertise, this investment commitment broadens our global capacity, strengthens our business continuity safeguards and enables us to meet the significant growth expected in the OLED industry.”

PPG: WE PROTECT AND BEAUTIFY THE WORLD™

At PPG (NYSE:PPG), we work every day to develop and deliver the paints, coatings and specialty materials that our customers have trusted for more than 135 years. Through dedication and creativity, we solve our customers’ biggest challenges, collaborating closely to find the right path forward. With headquarters in Pittsburgh, we operate and innovate in more than 70 countries and reported net sales of $13.8 billion in 2020. We serve customers in construction, consumer products, industrial and transportation markets and aftermarkets. To learn more, visit www.ppg.com.

We protect and beautify the world is a trademark and the PPG Logo is a registered trademark of PPG Industries Ohio, Inc.

About Universal Display Corporation

Universal Display Corporation (Nasdaq: OLED) is a leader in the research, development and commercialization of organic light emitting diode (OLED) technologies and materials for use in display, solid-state lighting applications with subsidiaries and offices around the world. Founded in 1994, the Company currently owns, exclusively licenses or has the sole right to sublicense more than 5,000 patents issued and pending worldwide. Universal Display licenses its proprietary technologies, including its breakthrough high-efficiency UniversalPHOLED® phosphorescent OLED technology that can enable the development of energy-efficient and eco-friendly displays and solid-state lighting. The Company also develops and offers high-quality, state-of-the-art UniversalPHOLED materials that are recognized as key ingredients in the fabrication of OLEDs with peak performance.  In addition, Universal Display delivers innovative and customized solutions to its clients and partners through technology transfer, collaborative technology development and on-site training. To learn more about Universal Display Corporation, please visit https://oled.com/.

Universal Display Corporation and the Universal Display Corporation logo are trademarks or registered trademarks of Universal Display Corporation.  All other company, brand or product names may be trademarks or registered trademarks.

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All statements in this document that are not historical, such as those relating to Universal Display Corporation’s and PPG’s technologies and potential applications of those technologies, both Companies’ expected results and future declaration of dividends, as well as the growth of the OLED market and the Company’s opportunities in that market, are forward-looking financial statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this document, as they reflect Universal Display Corporation’s and PPG’s current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated. These risks and uncertainties are discussed in greater detail in Universal Display Corporation’s and PPG’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, including, in particular, the sections entitled “Risk Factors” in Universal Display Corporation’s and PPG’s Annual Reports on Form 10-K for the year ended December 31, 2020 and subsequent Quarterly Reports on Form 10-Q. Universal Display Corporation and PPG each disclaim any obligation to update any forward-looking statement contained in this document.

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